Exhibit 99.1

PocketFinder GPS Device Sales Begin Today

IRVINE, Calif., Oct. 14, 2011— Location Based Technologies®, Inc. announces the availability of their PocketFinder® GPS Personal Locator and GPS Vehicle Locator devices for purchase today throughout the United States and Canada exclusively on the Online Apple Store® (NasdaqGS: AAPL ).  PocketFinder devices will also be available for purchase at all Apple Retail® stores in the US and Canada later this month.

“We believe the PocketFinder family of products will fundamentally change the way people stay connected with their families, and locate their assets” said Dave Morse, CEO of Location Based Technologies. “In today’s highly mobile society, the ability to instantly locate anything you care about is invaluable.  With our devices, you can literally have your entire world located at your fingertips. We are extremely proud to bring our revolutionary products to market with Apple.”

Apple will sell the PocketFinder GPS Personal Locator for $149, and the PocketFinder GPS Vehicle Locator for $189. The purchase price includes two months of service, no contract is required (http://store.apple.com/us/product/H7522LL/A?mco=Nzc1MjMwNg).

PocketFinder’s Personal Locator fits easily in a pocket, purse or backpack and provides real-time information that allows users to locate the devices online at any time from almost anywhere. The portable GPS Personal Locators are especially useful in locating people, pets or things that matter most to you.

PocketFinder GPS Vehicle Locator is ideally suited for first time drivers, as the device allows users, such as parents to monitor vehicle location and speed in real time.  The device easily attaches to automobiles, recreational vehicles, motorcycles, boats, snowmobiles, jet skis or virtually any powered vehicle.

The PocketFinder User Interface is designed to work with all Apple products and our free iOS App is available for the iPod touch, iPhone, and iPad.

About Location Based Technologies
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with us on Facebook: http://www.facebook.com/PocketFinder
Follow us on Twitter: https://twitter.com/#!/PocketFinderGPS

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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